                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                KCS Energy, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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

                                KCS ENERGY, INC.
                          PRINCIPAL EXECUTIVE OFFICE:
                              379 THORNALL STREET
                            EDISON, NEW JERSEY 08837
                                 (908) 632-1770

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

     The Annual Meeting of Stockholders of KCS Energy, Inc. (the "Meeting") will be held on May 14, 1997, in the ballroom of the Somerset Marriott, 110 Davidson Avenue, Somerset, New Jersey at 10:00 a.m. local time for the following purposes:

          1. To elect two directors to serve until the Annual Meeting of Stockholders in 2000;

          2. To approve an amendment to the KCS Energy, Inc. 1992 Stock Plan, increasing the shares of common stock available to be issued under the plan; and

          3. To take action upon any other business as may properly come before the Meeting, or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 19, 1997, as the record date for the determination of the stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                          HENRY A. JURAND
                                          Secretary

April 7, 1997

                            ------------------------

                                   IMPORTANT

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE TO ENSURE ITS ARRIVAL IN TIME FOR THE MEETING. PLEASE USE THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

                                KCS ENERGY, INC.
                              379 THORNALL STREET
                            EDISON, NEW JERSEY 08837
                                 (908) 632-1770

                                PROXY STATEMENT

     The Proxy Statement and the accompanying Proxy Card are being mailed to stockholders, commencing April 7, 1997, in connection with the solicitation by the Board of Directors of KCS Energy, Inc. (the "Corporation" or "KCS") of proxies to be used at the Annual Meeting (the "Meeting") of the stockholders of the Corporation to be held on May 14, 1997, at the hour and place set forth in the Notice of Annual Meeting accompanying this Proxy Statement.

                        PERSONS MAKING THE SOLICITATION

     This solicitation is made on behalf of the Board of Directors of the Corporation. The cost of soliciting these proxies will be borne by the Corporation, including reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred in forwarding the proxy materials to and solicitation of proxies from the beneficial owners of shares held by such persons. The solicitation will be initially by mail and it may later be decided to make further solicitations by mail, telephone, telex, facsimile or personal call by directors, officers and employees of the Corporation and its subsidiaries, or by use of an independent proxy solicitor.

               VOTING SECURITIES AND OWNERSHIP THEREOF BY CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     As of March 1, 1997, there were outstanding 14,604,272 shares of the Corporation's Common Stock, which is the only class of capital stock entitled to vote at the Meeting. These shares were held by 1,175 holders of record. Each holder of Common Stock is entitled to one vote for each share held. As stated in the Notice of Annual Meeting, holders of record of the Common Stock at the close of business on March 19, 1997, will be entitled to vote at the Meeting or any adjournment thereof.

     (a) Under the rules of the Securities and Exchange Commission, for the purpose of the following table, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power and/or investment power with respect to such security. To the knowledge of the Corporation, the following persons owned beneficially more than 5% of the outstanding Common Stock of the Corporation as of March 1, 1997:

                      NAME AND ADDRESS OF                     NO. OF SHARES OF       % OF CLASS
                        BENEFICIAL OWNER                        COMMON STOCK         OUTSTANDING
    --------------------------------------------------------  ----------------       -----------
    Stewart B. Kean.........................................      1,376,649(1)(2)        9.43%
      P.O. Box 1
      Elizabeth, NJ 07207
    Metropolitan Life Insurance Company.....................      1,347,800(3)           9.23%
      One Madison Avenue
      New York, New York 10010
    Warburg Pincus Counsellors..............................        798,300              5.47%
      466 Lexington Avenue
      New York, NY 10017

---------------
(1) Includes shares that are allocated to the beneficial owner's account under 401(k) plans.

(2) Includes 512,824 shares held under certain family trusts as to which Mr. Kean shares voting and investment power.

(3) Includes 1,336,700 shares (or 9.15%) owned by an affiliate of Metropolitan Life Insurance Company, State Street Research and Management Company, One Financial Center, 30th Floor, Boston, Massachusetts 02111, the beneficial ownership of which is disclaimed.

     (b) The following information pertains to KCS Common Stock beneficially owned, directly or indirectly, by each director and executive officer and by all directors and executive officers of KCS as a group as of March 1, 1997:

                                                           SHARES OWNED
                                                          BENEFICIALLY(1)         PERCENT OF CLASS
                                                          ---------------         ----------------
     Stewart B. Kean....................................     1,379,649(2)(3)             9.44%
     James W. Christmas.................................       503,250(2)(4)             3.38%
     Joel D. Siegel.....................................        91,429(2)(5)           *
     C. R. "Bob" Devine.................................        86,720(2)              *
     Harry Lee Stout....................................        36,278(2)              *
     Henry A. Jurand....................................        33,475(2)              *
     Christopher A. Viggiano............................        27,829(2)              *
     James E. Murphy, Jr................................        14,177(2)              *
     G. Stanton Geary...................................         7,062(2)              *
     Robert G. Raynolds.................................         2,315(2)              *
    *10 Directors and Officers as a group...............     2,182,184                  14.59%

---------------
 *  Less than 1%

(1) Unless otherwise indicated, beneficial owner has sole voting and investment power.

(2) Includes shares that (i) may be purchased as a result of options granted that are exercisable within 60 days of March 1, 1997 for 270,000; 25,000; 22,500 and 16,250 shares to Messrs. Christmas, Devine, Stout and Jurand, respectively and for 3,000 shares to each of Messrs. Kean, Siegel, Viggiano, Murphy and Geary and 1,000 shares for Mr. Raynolds and (ii) are allocated to the beneficial owner's account under the Corporation's 401(k) plan.

(3) Includes 512,824 shares held under certain family trusts as to which Mr. Kean shares voting and investment power.

(4) Includes 18,000 shares held in trusts established for the benefit of Mr. Christmas' children, the beneficial ownership of which is disclaimed.

(5) Includes 8,000 shares held in trusts established for the benefit of Mr. Siegel's children, the beneficial ownership of which is disclaimed.

     In December 1994, the Board of Directors adopted a policy requiring minimum levels of ownership of the Corporation's common stock by directors and officers of the Corporation and its subsidiaries. Within four years of appointment as officer/director, officers and directors are required to be beneficial owners of Common Stock with a market value equivalent as follows: directors -- four times their annual retainer; president and chief executive officer -- four times his annual base pay; vice presidents of KCS and presidents of its subsidiaries -- two and one-half times their annual base pay; and subsidiary vice presidents -- one-half of their annual base pay.

     (c) The Corporation has not issued nor has outstanding any Preferred Stock.

                             ELECTION OF DIRECTORS

     The By-Laws of the Corporation provide that the Board of Directors shall consist of a minimum of three and a maximum of twelve directors. The Board of Directors has fixed at seven the number of directors of the Corporation. The Corporation's By-Laws also provide that the Board of Directors shall be divided into three classes with directors in each class serving three-year terms.

     It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for Stewart B. Kean and James E. Murphy, Jr. as directors of the Corporation for three-year terms expiring at the Annual Meeting of Stockholders in the year 2000 or until their successors are elected or appointed. Messrs. Kean and Murphy are presently serving as directors of the Corporation.

     Should any nominee become unable or refuse to accept nomination or election as a director, it is intended that the persons named as proxies will vote for the election of such other person for such office as the Board of Directors may recommend in the place of such nominee. The Board of Directors knows of no reason why either of the nominees might be unable or refuse to accept nomination or election. Information is set forth below regarding the principal occupation of each nominee and each of the other directors of the Corporation who will continue in office after the Meeting.

         NAME, AGE                                 PRINCIPAL OCCUPATION
        AND POSITION                              DURING LAST FIVE YEARS
----------------------------  ---------------------------------------------------------------
STEWART B. KEAN, 62.........  Mr. Kean has served as Chairman of the Board of Directors since
  Chairman, Member,           1988. Mr. Kean has served as president of Utility Propane
  Executive Committee         Company, a former subsidiary, from 1965 to 1989. He is past president of the National LP Gas Association and past president of the World LP Gas Forum. He currently serves as a member of the Council of the World LP Gas Forum. Mr. Kean's term expires in 1997 and if re-elected, his new term will expire in 2000.

JAMES E. MURPHY, JR., 40....  Mr. Murphy has served as director since 1988. He heads a
  Member, Compensation        political and governmental relations consulting firm offering
  Committee                   strategic planning and management consulting services to
                              Republican candidates nationwide, with extensive experience at the presidential, state and congressional levels. Based in
                              Gaithersburg, Maryland, he also advises corporations and
                              industry groups on strategic planning, governmental relations and grassroots lobbying projects. Mr. Murphy's term expires in
                              1997 and if re-elected, his new term will expire in 2000.

G. STANTON GEARY, 62........  Mr. Geary has served as director since 1988. He is proprietor
  Member, Audit Committee     of Gemini Associates, Pomfret, CT, a venture capital consulting firm, and is business manager of the Rectory School, Pomfret,
                              CT. Mr. Geary's term expires in 1998.

ROBERT G. RAYNOLDS, 45......  Mr. Raynolds has served as director since 1995. Mr. Raynolds
  Member, Audit Committee     has been an independent consulting geologist for several major and independent oil and gas companies from 1992 until the
                              present and was a geologist with Amoco Production Company from
                              1983 until 1992. Mr. Raynold's term expires in 1998.

JAMES W. CHRISTMAS, 49......  Mr. Christmas has served as director, president and chief
  Member, Executive           executive officer of the Corporation since 1988. Mr. Christmas'
  Committee                   term expires in 1999.

JOEL D. SIEGEL, 55..........  Mr. Siegel has served as director since 1988. He is an attorney
  Member, Executive and       with and is president of Orloff, Lowenbach, Stifelman & Siegel,
  Compensation Committees     P.A., Roseland, NJ, since 1975. Mr. Seigel's term expires in
                              1999.

CHRISTOPHER A. VIGGIANO,      Mr. Viggiano has served as director since 1988. He is
  43........................  president, majority owner and chairman of the board of O'Bryan
  Member, Audit and           Glass Corp., Queens, NY. He is a Certified Public Accountant.
  Compensation Committees     Mr. Viggiano's term expires in 1999. WW]

     RELATIONSHIPS:   Mr. Raynolds is Mr. Kean's nephew. During 1996, the
Corporation retained as outside general counsel the law firm of Orloff, Lowenbach, Stifelman & Siegel, P.A., of which Joel D. Siegel, a KCS director, is a member. It is the opinion of management that the professional fees charged are comparable to the fees of other law firms of similar size and expertise.

      INFORMATION CONCERNING THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

     The Board of Directors held a total of nine meetings during 1996. Each director, following his election, attended at least 75% of the meetings of the Board of Directors and all meetings of the committees of which he is a member.

     The Board of Directors has the following committees; (i) an Executive Committee composed of Messrs. Kean, Christmas and Siegel; (ii) an Audit Committee composed of Messrs. Geary, Raynolds and Viggiano; and (iii) a Compensation Committee composed of Messrs. Murphy, Siegel and Viggiano. The Executive Committee performs the duties of the Board of Directors during intervals between regular Board meetings. The Audit Committee recommends the appointment of independent auditors, reviews the results of audit engagements and fees, and reviews the adequacy of internal controls. The Compensation Committee makes recommendations as to the compensation and certain benefits to be paid to officers and key employees of the Corporation. The Corporation has no nominating committee.

     The Audit and Executive Committees each met two times during 1996. The Compensation Committee met once during 1996.

              REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
                      DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors is composed of three non-employee directors of the Corporation. The Committee is charged with determining the compensation for the senior executives of KCS and its subsidiaries (approximately 6 persons), including the granting of awards to such executives under the various incentive compensation programs maintained by the Corporation. The Committee reviews individual performance and the performance of the Corporation and each operating subsidiary.

COMPENSATION PHILOSOPHY AND POLICIES

     The objective of the KCS executive compensation program is to motivate and reward senior executives who are responsible for realizing financial and strategic objectives which are integral to the Corporation's success and the resultant enhancement of stockholder value. The Corporation's program is intended to enable the Corporation to attract, retain, motivate and reward executive talent of the highest caliber. The program is also intended to be competitive with companies which are competitors of KCS.

     The Corporation intentionally pays annual base salaries to senior executives which are at or slightly below the competitive market. The base salaries are supplemented by an annual cash incentive bonus plan (described below), which is based upon performance. The Corporation's philosophy is to have a major portion of total compensation based upon long-term results, emphasizing increased stockholder value. To this end, the Corporation utilizes stock options, restricted stock and performance units. The Committee establishes targets for incentive-based compensation which the Committee believes are difficult to achieve, and will be achieved only 50% of the time. No incentive based compensation was paid during 1996 because the Corporation changed its fiscal year end from September 30 to December 31. Consequently, results of operations for 1996 were not determined prior to the end of the calendar year. Incentive compensation based upon 1996 performance was paid in 1997 as discussed below.

     The Committee relies upon compensation comparisons with other companies in the industry in order to determine the competitiveness of its executive compensation program. Most of the competing companies surveyed are included in the performance graph comparing Five-Year Cumulative Stockholder Total Return (see pages 11 and 12 of this proxy statement). From time to time, the Committee engages independent compensation experts to assist the Committee in its information gathering and compensation package design functions.

     Once the competitiveness and effectiveness of the Corporation's programs are evaluated, and the results of operations for the prior year are available, the Committee establishes base pay and annual and long-term incentive compensation targets. In determining salary adjustments and incentive payments for the executives (other than Mr. Christmas), the Committee also considers recommendations made by Mr. Christmas.

BASE PAY

     Effective January 1, 1996, the Company granted base salary increases to its entire senior executive group of approximately 3.7%. This included a base pay increase to Mr. Christmas of $12,000 (4.0%), increasing his base pay to $310,000. The base pay increases, while subjectively determined, were primarily related to cost of living increases. However, the individual's current performance, experience, scope of responsibilities and the competitive environment for comparable positions within the industry were also considered.

ANNUAL INCENTIVE AWARDS

     The Corporation's annual cash incentive bonus program is designed to reward executives for the achievement of annual performance objectives. Each subsidiary and the Corporation as a whole are given performance targets. The bonus of each executive is expressed as a percentage of annual base pay, usually between 30% and 45%, depending on the executive's position. For results in excess of the target, the annual cash incentive award increases, up to maximum levels which are set at from 50% to 80% of annual base pay, depending on the executive's position. For 1996, Mr. Christmas was entitled to 45% of base pay if the Corporation achieved its target, and a maximum of 80% of base pay depending upon results in excess of the target. As discussed below, Mr. Christmas was paid a bonus of approximately 80% of his 1996 calendar year base pay.

     The target established for each executive is related primarily to results of operations for that executive's direct employer. That is, an executive employed by a subsidiary is given an incentive target related to that subsidiary's performance. Executives employed by KCS Energy, Inc., the parent corporation, are given a target based upon total company performance. Performance criteria are chosen for their potential contribution to the creation of stockholder value, and include in addition to earnings per share, growth in cash flow per share and growth in oil and gas reserves.

LONG-TERM INCENTIVE

     The Corporation uses stock options, restricted stock and performance units to reward executives, based upon the long-term performance of the Corporation or the subsidiary by which the executive is employed, as the case may be. For performance units, three-year targets are set. The target award level for each executive is based on the scope and complexity of that executive's position in the organization. The value of each performance unit ranges from $0 to $175, depending on the results of operations as compared to the targeted results. If the targeted results are reached, the value of each performance unit is $100.

     For executives of the Corporation itself, the performance unit plan is targeted based on cumulative growth in earnings per share, cash flow per share and proved oil and gas reserves for the three years beginning with the year the performance units are granted. If that cumulative target is reached, the performance units will have a value of $100 each. Performance criteria for executives employed by subsidiaries are established based upon appropriate targets relevant to each subsidiary. In this way, the performance unit program rewards executives of subsidiaries for their contribution to the long-term success of the Corporation, based upon the performance of their direct employer.

     In February 1997, the Corporation granted 1,000 performance units to Mr. Christmas and 500 performance units to each of the other four highest paid executives. This number was determined subjectively, and did not result from the application of any formula or other mathematical process. The performance period for these units is the 1997-1999 period. No performance units were granted in calendar 1996.

     Under the Corporation's 1992 Stock Plan, officers and key employees of the Corporation are eligible to receive grants of stock options, restricted stock and bonus stock. Restricted stock and bonus stock are used primarily in rewarding and motivating employees below the executive level for their contribution to the long-term success of the Corporation; however, grants may also be made to executives, in the Committee's discretion.

     The Corporation uses annual grants of stock options to closely align executives' financial interests with those of stockholders. In February 1997, subject to approval of the stockholders of the amendment to increase the number of shares available under the Corporation's 1992 Stock Plan, the Committee awarded 40,000 stock options to Mr. Christmas, 20,000 to Mr. Jurand and 10,000 each to Messrs. Devine and Stout. In calendar 1996, no options were granted. The number of options was determined subjectively, not by the application of any formula or other mathematical process. The Committee considered individual and overall Corporation or subsidiary performances in determining the final number of options granted. All options granted to date have been non-qualified stock options at fair market value as of the date of grant, and generally vest either one-third or one-fourth per year beginning one year after the grant.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Committee applies the same philosophy in determining the compensation of the chief executive officer, Mr. Christmas, as it does with the rest of the executive officer group. That is, to maintain base salary at or slightly below market, with emphasis placed on incentive compensation.

     In keeping with the policy to limit normal base salary increases to account primarily for increases in the cost of living, Mr. Christmas received a base pay increase of 4.0% to $310,000, maintaining Mr. Christmas' base salary in line with, but still below, the indicated salary based on peer group comparisons.

     In March 1997, Mr. Christmas was paid a $250,000 annual incentive bonus, representing 80% of calendar year base pay. While earnings per share were somewhat below the target level, cash flow per share was above the target and oil and gas reserves were above the maximum level of performance the Committee established for 1996. The Committee also considered other factors, including the completion of a major oil and gas company acquisition, and the associated financing, which significantly expanded and diversified the Corporation's asset base and strengthened its financial position.

     In February 1997, the Committee granted Mr. Christmas 40,000 stock options, subject to approval of the stockholders of the amendment to increase the number of shares available under the Corporation's 1992 Stock Plan. The Committee also granted Mr. Christmas 1,000 performance units under the Corporation's performance unit plan, which ties into the achievement of long-term strategic initiatives. The targeted goal under the performance unit plan for Mr. Christmas is based on cumulative growth in earnings per share, cash flow per share and proved oil and gas reserves for the three years ended December 31, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Joel D. Siegel, Chair of the Committee, is a member of the law firm of Orloff, Lowenbach, Stifelman & Siegel, P.A., general legal counsel to the Corporation.

COMPENSATION COMMITTEE MEMBERS

         Joel D. Siegel, Chair
         James E. Murphy, Jr.
         Christopher A. Viggiano

                               EXECUTIVE OFFICERS

     In addition to Mr. Christmas who is also a director of the Corporation, the following persons are executive officers of the Corporation, each of whom serves at the discretion of the Board of Directors:

          NAME                             POSITION                AGE
-------------------------  -------------------------------------------
Henry A. Jurand..........  Senior Vice President, Chief Financial  47
                           Officer and Secretary of KCS
C. R. "Bob" Devine.......  Vice President, Oil and Gas Operations  50
                           of KCS and President, KCS Resources,
                             Inc., the Corporation's Gulf
                             Coast-based oil and gas subsidiary
Harry Lee Stout..........  President, KCS Energy Marketing, Inc.,  49
                           KCS Michigan Resources, Inc., KCS
                             Pipeline Systems, Inc., and KCS Energy
                             Services, Inc., the Corporation's
                             marketing, transportation and
                             volumetric production payment
                             subsidiaries
William E. Warnock,        President, KCS Medallion Resources, Inc.
  Jr.....................    (formerly InterCoast Oil and Gas      44
                             Company), President, GED Energy
                             Services, Inc., and Vice Chairman,
                             Medallion Gas Services, Inc., the
                             Corporation's Mid-Continent-based oil
                             and gas subsidiaries

     Henry A. Jurand. Mr. Jurand was named senior vice president effective March 1997 and served as vice president of KCS from September 1990, as chief financial officer since January 1996, as treasurer from March 1991 to December 1995 and as secretary since February 1992.

     C. R. "Bob" Devine. Mr. Devine was named vice president of oil and gas operations of KCS in December 1992 and president of KCS Resources, Inc., the KCS subsidiary engaged in Onshore Gulf Coast oil and gas exploration and production, in December 1993. He has served as principal operating officer of KCS' Onshore Gulf Coast oil and gas operations since 1988. He has been employed by KCS and its predecessor companies since 1974.

     Harry Lee Stout. Mr. Stout has served as president of KCS Energy Marketing, Inc., and KCS Pipeline Systems, Inc., the KCS subsidiaries engaged in natural gas marketing and transportation, since joining KCS in August 1991. He was named president, KCS Michigan Resources, Inc., in November 1995 and president, KCS Energy Services, Inc., in September 1996.

     William E. Warnock, Jr. Mr. Warnock was named president, KCS Medallion Resources, Inc. (formerly InterCoast Oil and Gas Company), president, GED Energy Services, Inc. and vice chairman, Medallion Gas Services, Inc. on January 2, 1997, effective with the closing of the acquisition of those entities. Mr. Warnock joined InterCoast in 1992 as its president and chief operating officer. Prior to joining InterCoast, he co-founded Medallion Petroleum, Inc. in 1985 and served as its president.

                             EXECUTIVE COMPENSATION

     The following tables and discussion, based on December 31 year-end periods, summarize the compensation of the chief executive officer of the Corporation and each executive officer of the Corporation whose total annual salary and bonus was greater than $100,000 in 1996.

                           SUMMARY COMPENSATION TABLE

          (A)              (B)        (C)         (D)            (E)            (F)          (G)         (H)      (I)
                                                                               LONG TERM COMPENSATION AWARDS
                                                                            ------------------------------------
                                                                             RESTRICTED   OPTIONS/   PERFORMANCE
                         CALENDAR             PERFORMANCE   OTHER ANNUAL    STOCK & CASH    SARS      UNIT PLAN      ALL OTHER
   NAME AND POSITION       YEAR    SALARY($)   AWARD($)    COMPENSATION($)   AWARDS($)    AWARDS(#)   AWARDS($)   COMPENSATION($)
-----------------------  --------  ---------  -----------  ---------------  ------------  ---------  -----------  ---------------
James W. Christmas.....    1996      310,000    250,000          --                --           --          --         13,787
  President and Chief      1995      298,000     50,000          --                --       40,000      87,500         11,169
  Executive Officer        1994      285,600     67,300          --                --       40,000      87,500         13,296

Henry A. Jurand........    1996      160,000    100,000          --                --           --          --         13,787
  Senior Vice              1995      149,800     50,000          --                --       15,000      43,750         11,154
    President,
  Chief Financial          1994      143,300     23,950          --                --       10,000      43,750         12,702
    Officer
  and Secretary

C.R. "Bob" Devine......    1996      190,000     20,000          --                --           --          --         13,787
  Vice President, Oil      1995      183,000     20,000          --            48,500       15,000      43,750         11,169
  and Gas Operations,      1994      175,000     32,600          --            50,950       20,000      43,750         13,609
  and President,
  KCS Resources, Inc.

Harry Lee Stout........    1996      156,700     42,750          --                --           --          --         13,787
  President, KCS Energy    1995      156,700     10,000          --                --       15,000       8,000         11,169
  Marketing, Inc., KCS     1994      150,000      9,125          --                --       15,000       4,950         12,111
  Pipline
  Systems, Inc., KCS
  Michigan Resources,
  Inc. and KCS Energy
  Services, Inc.

---------------
(1) The amounts set forth in column (c) for Mr. Christmas include directors fees of $600 paid in 1994.

(2) The amounts set forth in column (d) represent performance awards which were paid in March 1997 for performance during 1996 and in December 1994 and 1995 for the performance during the previous fiscal years ended September 30. Awards were paid to all recipients based on attainment of specific goals including profitablity and growth of the Corporation and its various operating segments.

(3) The amount set forth in column (f) for Mr. Devine reflects a restricted cash award of $30,000 and 8,400 shares of restricted stock, both vesting one-third each year on December 2, 1993, 1994 and 1995.

(4) The amounts set forth in column (g) represent the number of stock options granted in the year under the KCS Energy, Inc. 1992 Stock Plan.

(5) Effective in 1996, the Performance Unit Plan award amounts set forth in column (h) are awarded pursuant to the KCS Performance Unit Plan in March for performance during the previous three years. Since the minimum target results were not achieved for the 1994-1996 period, no awards were paid in March 1997. Prior to 1996, the awards were made in December 1995 and 1994 for performance during the previous three fiscal years ended September 30.

(6) Amounts shown in column (i) represent amounts contributed by the Corporation as 50% matching contributions for up to the first 6% of base salary contributed by the named individual to the KCS Savings and Investment Plan and the pro rata share of the Corporation's discretionary profit sharing contribution for each fiscal year made on behalf of the named individual to the KCS Savings and Investment Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     No Option/SARs were granted during 1996 because the Corporation changed its fiscal year end from September 30 to December 31. Consequently, results of operations for 1996, which are an element used in the determination of the grant of Options/SARs, were not determined prior to the end of the calendar year.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FY-END OPTION/SAR VALUES TABLE

            (A)                   (B)           (C)            (D)            (E)            (F)            (G)
                                                                   NUMBER OF                VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS/SARS        IN-THE-MONEY OPTIONS/
                                SHARES                           @ FY 96-END(#)            SARS @ FY 96-END($)(3)
                               ACQUIRED        VALUE      ----------------------------   ---------------------------
     NAME AND POSITION        ON EXERCISE   REALIZED(1)   EXERCISABLE(2) UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------------------- -----------   -------------- -------------   -----------   -------------
James W. Christmas..........           0     $       0        270,000        60,000      $8,039,700     $ 1,243,750
  President and Chief
  Executive Officer

Henry A. Jurand.............      38,000     $ 740,928         25,850        18,750      $  574,556     $   396,719
  Senior Vice President,
  Chief Financial Officer
  and Secretary

C.R. "Bob" Devine...........           0     $       0         31,950        26,250      $  589,331     $   536,094
  Vice President, Oil and
  Gas Operations, and
  President, KCS Resources,
  Inc.

Harry Lee Stout.............      22,600     $ 482,188         22,500        22,500      $  392,344     $   466,406
  President, KCS Energy
  Marketing, Inc., KCS
  Pipeline Systems, Inc.,
  KCS Michigan Resources,
  Inc. and KCS Energy
  Services, Inc.

---------------

(1) Market Value of underlying securities at exercise minus the exercise price.

(2) Options granted to these executives under the Company's stock plan become exercisable in equal installments over a period of three or four years from the date of grant.

(3) Market value of underlying securities at December 31, 1996 ($35.875 per share), minus the exercise price.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

     No performance units were granted during 1996 because the Corporation changed its fiscal year end from September 30 to December 31. Consequently, results of operations for 1996, which are an element used in the determination of the grant of performance units, were not determined prior to the end of the calendar year.

EMPLOYEE'S RETIREMENT PLAN OF KCS

     On September 26, 1991, the Corporation's Board of Directors amended the Employee's Retirement Plan of KCS (the "Plan") to freeze the accrual of future benefits effective October 31, 1991. The Board of Directors then took action to terminate the Plan effective September 30, 1995. The Company filed all required standard termination applications with both the Internal Revenue Service and the Pension Benefit Guaranty Corporation. In July 1996, the Company completed the termination of the Plan and satisfied all obligations thereunder.

COMPENSATION OF DIRECTORS

     Directors who are not executive officers of KCS were paid an annual retainer of $20,000 (paid one-half in cash and one-half in Common Stock) in 1996. Directors who are not executive officers were paid $1,500 for each meeting of the Board of Directors and $1,000 for each committee meeting attended during 1996. KCS also reimburses directors for expenses they incur in attending board and committee meetings.

     There was no compensation, not covered above, paid or distributed in 1996 to any of the directors who are not executive officers of KCS, except for a non-preferential discount of $6,562 on the purchase of 3,000 shares of KCS Common Stock through the KCS Employee Stock Purchase Program by Mr. Kean.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen, LLP, 1345 Avenue of the Americas, New York, NY 10105, independent certified public accountants, have been auditors of the Corporation since its inception on June 1, 1988, and prior to that time, were auditors of NUI Corporation, the former parent company of the Corporation's subsidiaries. They have been selected by the Board of Directors, upon recommendation of its Audit Committee, to serve as independent public accountants for the Corporation and its subsidiaries for 1997.

     It is expected that representatives of Arthur Andersen, LLP will be present at the Meeting with the opportunity to make a statement if they desire to do so and also will be available to respond to appropriate questions raised at the meeting or submitted in writing before the Meeting.

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the Corporation's Common Stock to the New York Stock Exchange ("NYSE") Market Value Index and to a Peer Group (which includes, American Exploration Company, Apache Corporation, Arch Petroleum Inc., Burlington Resources Inc., Cabot Oil & Gas Corporation, Devon Energy Corporation, Forest Oil Corp., Gerrity Oil & Gas Co., Helmerich & Payne, Inc., Kelley Oil & Gas Corporation, Louisiana Land & Exploration Company, Mesa Inc., Mitchell Energy & Development Corp., Noble Affiliates, Inc., Nuevo Energy Company, Parker & Parsely Petroleum Company, Plains Resources, Inc., Pogo Producing Company, Snyder Oil Corporation, Wainoco Oil Corporation and Wiser Oil Company) for the last five fiscal years. Dekalb Energy Corporation (acquired by Apache Corporation in May 1995), Maxus Energy Corporation (acquired by YPF Sociedad Anonima in June 1995), Plains Petroleum Company (acquired by Barrett Resources in July 1995), Presidio Oil Company (acquired by Tom Brown, Inc. in December 1996) and Gerrity Oil and Gas Co. (merged with certain assets of Snyder Oil Corporation to form Pantina Oil and Gas Corporation in May 1996) were deleted from the Peer Group. In February 1995, Kelley Oil Corporation merged with Kelley Partners to form Kelley Oil & Gas Corporation. The graph assumes that the value of the investment in the Corporation's Common Stock and each index was $100 at January 1, 1992 and that all dividends were reinvested.

                 FIVE-YEAR CUMULATIVE STOCKHOLDER TOTAL RETURN

     MEASUREMENT PERIOD
   (FISCAL YEAR COVERED)      KCS ENERGY INC    PEER GROUP     BROAD MARKET
1991                                100            100             100
1992                             493.78          117.9           104.7
1993                            1245.83         142.63          118.88
1994                             759.61         125.51          116.57
1995                             706.36         145.33          151.15
1996                             1692.7         202.48          182.08

             PROPOSAL TO AMEND THE KCS ENERGY, INC. 1992 STOCK PLAN

     Based on the recommendation of the Compensation Committee, the Board has adopted, subject to the approval of the stockholders at the Meeting an amendment to the KCS Energy, Inc. 1992 Stock Plan (the "Stock Plan"), increasing the total number of authorized shares of Common Stock issuable under the Stock Plan from 600,000 to 1,100,000. To effectuate the change, Section 1.3.1 of the Stock Plan would be amended to read as follows:

          "1.3.1 The aggregate number of shares of Common Stock with respect to which Options, SARs, Restricted Stock or Bonus Stock may be granted under the Plan shall not exceed 1,100,000 shares of Common Stock, subject to adjustment in accordance with Section 6.1 hereof."

     MANAGEMENT'S RECOMMENDATION: In the Opinion of the Board of Directors, increasing the total shares issuable under the Stock Plan will directly enhance the recruitment and retention of highly-qualified key employees and maintain the commonality of interest between these key employees and the stockholders. The Board of Directors recommends a vote FOR the amendment to the Stock Plan.

                                 ANNUAL REPORT

     Included with this Proxy Statement is the Annual Report for 1996. Stockholders are referred to this report for financial and other information about the activities of the Corporation. Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 18 through 23 and the consolidated financial statements of the Corporation on pages 25 through 45 of the Annual Report are incorporated herein by reference. The rest of the Annual Report is not to be considered a part of this Proxy Statement.

     THE CORPORATION WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS MOST RECENT ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION (FORM 10-K) TO A BENEFICIAL OWNER OF ITS SHARES UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. PLEASE WRITE TO HENRY A. JURAND, SECRETARY, KCS ENERGY, INC., 379 THORNALL STREET, EDISON, NJ 08837.

                             REVOCABILITY OF PROXY

     The form of proxy enclosed is for use at the Meeting if a stockholder will be unable to attend in person. The proxy may be revoked by a stockholder at any time before it is exercised. All shares represented by valid proxies received prior to the Meeting, pursuant to this solicitation and not revoked before they are exercised, will be voted. Pursuant to Delaware statutes, the presence at any meeting of any stockholder who has given a proxy shall not revoke such proxy unless the stockholder shall file written notice of such revocation with the secretary of the Meeting prior to the voting of such proxy.

                                 VOTE REQUIRED

     The number of affirmative votes necessary for the election of directors is a plurality of the shares of the Corporation's Common Stock present or represented by proxy and voted at the Meeting.

     The number of affirmative votes necessary for approval of the amendment of the KCS Energy, Inc. 1992 Stock Plan is a majority of the shares of the Corporation's Common Stock present or presented by proxy and voted at the Meeting.

                             STOCKHOLDER PROPOSALS

     Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. Should a stockholder intend to present a proposal at the 1998 Annual Meeting, it must be received by the Secretary of the Corporation at 379 Thornall Street, Edison, NJ 08837, by not later than December 2, 1997, in order to be eligible for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting. Such proposals must meet all of the requirements of the Securities and Exchange Commission to be eligible for inclusion in the Corporation's 1998 Proxy materials. Among such requirements, at the time of submission of the proposal, the submitting stockholder must be the record or beneficial owner of 1% or $1,000 in market value of the Corporation's Common Stock for at least one year.

                       SECURITIES EXCHANGE ACT COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's executive officers and directors and persons who own more than ten percent of a registered class of the Corporation's equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish the Corporation with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Corporation's review of the copies of such Forms it has received, the Corporation believes that all its executive officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1994, 1995 and 1996.

                                 OTHER BUSINESS

     Management does not intend to present and does not have any reason to believe that others will present at the Meeting any item of business other than those set forth herein. However, if other matters are properly presented for a vote, the proxies will be voted upon such matters in accordance with the judgment of the person acting under the proxy.

                                          By Order of the Board of Directors

                                          Henry A. Jurand
                                          Secretary

Edison, New Jersey
April 7, 1997

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                                KCS ENERGY, INC.
                 ANNUAL MEETING OF STOCKHOLDERS - MAY 14, 1997

        The undersigned hereby appoints James W. Christmas and Henry A. Jurand, and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on May 14, 1997 and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. The proxies are instructed to vote as follows:

                                                        With-
                                                For     hold    Except
1. Election of  the Board's nominees            [ ]     [ ]      [ ]
   for Director

   STEWART B. KEAN
   JAMES E. MURPHY, JR.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, CHECK THE BOX LABELED "EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

-------------------------------------------------------------------------------
                (the Board of Directors recommends a vote "FOR")

                                                For   Against   Abstain
2. To approve the amendment to the              [ ]     [ ]       [ ]
   KCS Energy, Inc. 1992 Stock Plan,
   increasing the shares of common
   stock available to be issued under
   the plan.

                (the Board of Directors recommends a vote "FOR")


3. To take action upon any other business as may properly come before the meeting.

                                                Yes     No
   DO YOU INTEND TO ATTEND THIS MEETING?        [ ]     [ ]

   UNLESS OTHERWISE SPECIFIED IN THE SQUARES ON THE SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR THE BOARD'S NOMINEES.

                                                --------------------------
                                                Date
        Please be sure to sign and date
          this Proxy in the box below.
--------------------------------------------------------------------------


------Stockholder sign above----------Co-holder (if any) sign above-------

--------------------------------------------------------------------------
DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                                KCS ENERGY, INC.

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend.

Please sign exactly as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc.

For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.

                           PLEASE ACT PROMPTLY
                 SIGN, DATE & MAIL YOUR PROXY CARD TODAY